EXHIBIT 3.138

ARTICLES OF INCORPORATION

OF

NICCO CORPORATION

Pursuant to Section 27, Article 1, Chapter 31 of the Code of West Virginia, the undersigned incorporator hereby adopts. the following Articles of Incorporation.

I. The name of the Corporation is Nicco Corporation.

II. The period of duration of the Corporation is perpetual.

III. The address of the principal office of the Corporation is Summersville (Nicholas County), West Virginia 26651; the name and address of the appointed person to whom notice or process shall be sent is Nicco Corporation; c/o Mr. Michael D. Brown, Post Office Box 488, Summerville, West Virginia 26651.

IV. The purposes of the Corporation are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or mineral estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals and mineral products and generally to buy, sell, handle, and deal in the market in coal of all kinds; to purchase, acquire and contract for machinery, buildings, vehicles and equipment for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; and to provide managerial services to coal mine operators.

2. To have and to exercise all the powers now or hereafter conferred by the laws of West Virginia upon corporations organized pursuant to the laws thereof and any amendments and supplements thereto.

V. The amount of the total authorized capital stock of the Corporation shall be $1,000.00, which shall be divided into one hundred (100) shares of the par value of Ten Dollars ($10.00) each.

VI. The name and address of the incorporator is as follows:

William T. Watson

1808 Crestmont Drive

Huntington, West Virginia 25701

VII. There shall be three Directors constituting the initial Board of Directors of the Corporation, and the names and addresses of those persons who are to serve until the first annual meeting of the shareholders of the Corporation and until their successors are duly elected and qualify are as follows:

E. Morgan Massey	4 North Fourth Street
Richmond, Virginia 23261

Wm. Blair Massey	4 North Fourth Street
Richmond, Virginia 23261

James M. Baylor	4 North Fourth Street
Richmond, Virginia 23261

VIII. The Board of Directors of the Corporation may, from time to time, in its discretion, declare and pay cash dividends from any reserves for mineral depletion maintained by the Corporation. Such dividends must be identified as a distribution of such reserves, and at the time of distribution the amount per share being paid from such reserves must be disclosed to each shareholder receiving such dividends.

The undersigned, for the purpose of forming a .corporation under the laws of West Virginia, does make and file these Articles of Incorporation, and accordingly, has hereunto set his hand this 9th day of May, 1978.

/s/ William T. Watson
William T. Watson

Articles of Incorporation prepared by:

/s/ William T. Watson

William T. Watson
Attorney at Law
Huntington, West Virginia

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